THIRD AMENDMENT TO THE
UNUM GROUP SUPPLEMENTAL PENSION PLAN
January 1, 2010 Amendment and Restatement

The Unum Group Supplemental Pension Plan (the “Plan”) was last amended and restated effective generally January 1, 2010, and subsequently amended on two occasions thereafter. The Plan shall be further amended as set forth herein.
1.The terms used in this Amendment have the meanings set forth in the Plan unless the context indicates otherwise.

2.The following Section 5.09 is added to the Plan:

5.09 Spouse. The term “spouse” shall have the same meaning under this Plan as it has under the Qualified Plan at the relevant time.

3.This Amendment shall be effective as of January 1, 2013.
IN WITNESS WHEREOF, to record the adoption of this Amendment, Unum Group has caused this instrument to be executed by its duly authorized officer this 4th day of December, 2013.
UNUM GROUP

By     /s/ Linda Levesque
Its     VP, Corporate Benefits